Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated and effective as of March 23, 2026, is made by and among Edwards Semiconductor Solutions LLC, a Delaware limited liability company (“Buyer”), and CVD Equipment Corporation, a New York corporation (“Seller”). Seller and Buyer are collectively referred to as the “Parties.”

RECITALS

Seller owns certain assets which it uses in its conduct of the Business (as defined below).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The Parties agree as follows:

ARTICLE I - DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the indicated

meanings. Certain other capitalized terms are defined elsewhere in this Agreement.

“Actions” as defined in Section 4.9.

“Acquisition Proposal” as defined in Section 6.3.1.

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, that controls, is controlled by or is under common control with any other Person, and, to the extent such Person is a natural person, any family member of such Person to the extent such family member shares the same household as such Person.

“Ancillary Agreements” means each agreement or document identified herein as an exhibit to this Agreement, or referred to in an exhibit to this Agreement, together with all other agreements, documents and certificates that are deliverable pursuant to this Agreement.

“Annual Financial Statements” as defined in Section 4.3.

“Applicable Law” means all applicable statutes, rules, regulations, ordinances, codes or agency guidelines of any Governmental Unit.

“Assets” means all of the assets owned, used or held for use by Seller solely in connection with the Business, including, without limitation, the Customer Deposits and those assets set forth on Schedule A, other than the Excluded Assets.

“Assignment and Assumption Agreement” as defined in Section 3.2.1(a).

“Assumed Contracts” means the Contracts listed in Schedule 4.5 and designated therein as “Assumed Contracts.”

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“Assumed Liabilities” means all (i) executory obligations of Seller under the Assumed Contracts, if any, specifically excluding any obligation which exists or which may arise as a result of a delinquency, default or breach of warranty by Seller, except for warranty performance obligations with respect to products manufactured, sold or serviced prior to the Closing Date; and (ii) the liabilities identified on Schedule B and included on the Final Net Asset Value Statement and taken into account in determining the Final Net Asset Value.

“Balance Sheet” means the most recent balance sheet included within the Annual Financial Statements.

“Business” means all of the business conducted by Seller solely as it relates to the ultra-high-purity gas and liquid storage and delivery systems, including bulk gas delivery, gas cylinder storage, gas rock systems, heated gas cabinets, liquid chemical delivery, ultra-high-purity gas blending, ultra-high-purity gas cabinets, ultra-high-purity gas panels, valve manifold boxes, and bubblers and evaporators, identified as Seller’s “Stainless Design Concepts” business division and excluding any and all other operations of the Seller or its Affiliates, as the case may be, including, but not limited to, the sale of gas cabinets and components that are sold as constituent parts of a system encompassing Seller’s other products that, as a whole, are not competitive to the products of the business.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Applicable Law or Order to close.

“Buyer Closing Certificate” as defined in Section 7.3.6.

“Claim” as defined in Section 8.2.4.

“Claim Notice” as defined in Section 8.2.4.

“Closing” means the consummation of the Transaction.

“Closing Date” as defined in Section 3.1.

“Confidentiality Agreement” means that certain confidentiality agreement by and between the Parties dated November 10, 2025.

“Contract” means any agreement, lease, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, undertaking, covenant, guaranty, performance bond, power of attorney, Employee Plan, license, commitment, or understanding to which Seller or any of its Affiliates is a party that relates solely to the Business or the Assets, whether oral or written.

“Customer Deposits” means the aggregate value of all cash or cash equivalents deposited with Seller by the customers of the Business in respect of work to be performed and not yet completed as of the Closing Date, calculated in accordance with Schedule D.

“Damages” means any and all claims, damages, costs, losses (including, without limitation, diminution in value), Taxes, liabilities, judgments, penalties, fines, obligations, lawsuits, deficiencies, demands and expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, costs of mitigation, expenses of environmental investigation and remediation, lost profits and other losses, reasonable attorneys’ fees, experts’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

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“Drop Dead Date” as defined in Section 9.1.2.

“Employee Plans” as defined in Section 4.19.

“Employees” means all employees of Seller who solely or predominantly perform services to the Business as of the Closing Date.

“Encumbrance” means any claim, lien (including, without limitation, for Taxes), pledge, option, warrant, purchase or subscription right, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, equitable interest, right of first refusal, or restriction of any kind or other claim or right of third parties and any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or other right of third parties.

“Environmental Laws” as defined in Section 4.13.

“Equipment and Machinery” means all of the machinery and equipment (including office equipment, and plant and office furniture and fixtures), appliances, computer hardware, materials, vehicles, tools, dies, molds, accessories, spare parts and repair or replacement parts applicable thereto, necessary to, used or useful solely or predominantly in the operation of the Business and owned, leased or licensed by Seller, or used by Seller under any other arrangement or circumstance.

“Escrow” means the escrow of the Escrow Amount, plus any interest accrued thereon, with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means U.S. Bank, National Association, a national banking association.

“Escrow Agreement” means the agreement among the Parties and the Escrow Agent that sets forth the terms and conditions pursuant to which the Escrow Amount will be held in, and distributed from, the Escrow, the form of which is attached hereto as Exhibit C.

“Escrow Amount” means $900,000.00.

“Estimated Deposit Amount” means Seller’s calculation of the Customer Deposits as of one (1) week prior to the Closing Date.

“Excluded Assets” means the assets set forth on Schedule C.

“Excluded Liabilities” as defined in Section 2.3.

“Facility” means that certain parcel of Real Property having the address 1117 Kings Highway, Saugerties, New York 12477, together with all Improvements thereupon.

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“Final Deposit Amount” means the Customer Deposits, as of the Closing Date, calculated pursuant to Section 3.5 in accordance with Schedule D.

“Final Net Asset Value” means the Net Asset Value derived from the Final Net Asset Value Statement.

“Final Net Asset Value Statement” means a Net Asset Value statement setting forth the Final Net Asset Value.

“Financial Statements” as defined in Section 4.3.

“FIRPTA Certificate” as defined in Section 7.2.14.

“GAAP” means United States generally accepted accounting principles.

“Governmental Unit” means any foreign, domestic, national, federal, territorial, provincial, state, county, city, village, municipal, district or other jurisdiction of any nature, governmental or quasi-governmental unit of any nature, instrumentality, court, government or self-regulatory or other organization, commission, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and/or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (other than the United Nations).

“Improvements” as defined in Section 4.25.2.

“Indemnifiable Event” means any circumstance that leads to Damages incurred in connection with, arising out of, resulting from or relating to the contingencies identified in Sections 8.2.1 or 8.2.2.

“Indemnity Period” is the twelve (12) months following the Closing Date.

“Interim Financial Statements” as defined in Section 4.3.

“Inventory” means all of Seller’s inventory consisting of raw materials, work in progress, finished goods, samples, spare parts and all other materials and supplies to be used for the production of finished goods and all of Seller’s new repair or replacement parts, supplies and packaging items and similar items, in each case, solely with respect to the Business, in each case wherever they may be located; including, without limitation, Inventory held for sale or rental.

“Key Employees” means those Employees set forth on Schedule E.

“Leased Real Property” means all Real Property or Improvements used, occupied or held for use by Seller in connection with the conduct of the Business pursuant to a lease.

“Lookback Date” means December 10, 2025.

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“Material Adverse Effect” or “Material Adverse Change” means any significant or substantial adverse effect or change in the condition (financial or otherwise), business, results of operations, prospects, assets, liabilities or operations of the Business or the Assets or on the ability of Seller to consummate the Transaction, or any event or condition which would, with the giving of notice, the passage of time, or both, constitute any of the foregoing. Notwithstanding anything to the contrary in this Agreement, none of the following changes, events, developments or effects arising therefrom shall be taken into account in determining whether there has been a Material Adverse Effect or Material Adverse Change: (i) general business or economic conditions in any of the markets or geographical areas in which Seller operates, (ii) any conditions generally affecting any industry in which Seller operates, (iii) national or international economic, political or social conditions, including the engagement by the United States or any other county in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other county, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other county, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in law, (vi) acts of God, (vii) any failure to meet projections, forecasts, or revenue or earnings predictions for any period, or (viii) any effect on the Business or the Assets resulting from the public disclosure of the transactions contemplated hereunder; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (viii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates. For purposes of this definition, without limitation, any event, occurrence, or development that does, or would be reasonably likely to reduce the dollar value of consolidated earnings of the Business before interest, taxes, depreciation and amortization by more than twenty percent (20%) in the year in which such event, occurrence, or development occurs, or the subsequent year, in each case on a year-over-year basis, shall be considered a Material Adverse Effect or a Material Adverse Change; provided that, for the avoidance of doubt, such determination shall disregard the effects of the Transaction following Closing, including Buyer’s acts and omissions in directing the affairs and operation of the Business following such Closing.

“Net Asset Value” as of any date, means the net value of the Assets minus the Assumed Liabilities calculated using the methodologies, principles and procedures set forth on Schedule D.

“Order” means any order, writ, injunction, judgment, ruling, decree, award, or other directive of any court or other Governmental Unit.

“Ordinary Course” means the ordinary course of business consistent with past practice, as adjusted to account for increased inventory purchase at Buyer’s request.

“Organizational Documents” with respect to a Person, means the articles or certificate of incorporation, bylaws, partnership agreement, certificate of partnership, certificate of formation, operating agreement, and/or any similar document(s) adopted or filed in connection with the creation, formation or organization of such Person; and any amendment to any of the foregoing.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or Orders of, or filings with, any Governmental Unit or any other Person, necessary or useful for the past, present or anticipated conduct of the Business, including the Real Property Permits.

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“Person” means any natural person, company, corporation, subsidiary, partnership, limited liability company, association, trust, organization, Governmental Unit or other entity.

“Personally Identifiable Information” means any information that specifically identifies, or is capable of identifying, any individual Person, whether living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

“Purchase Price” as defined in Section 3.3.

“Purchase Price Adjustment” means the net adjustments to the Purchase Price required by Section 3.5.

“Real Property” means any real property, including the Leased Real Property.

“Real Property Laws” as defined in Section 4.25.3.

“Real Property Permits” as defined in Section 4.25.4.

“Receivables” means all trade account receivables arising out of the Business and operations of Seller arising from the provision of services or the sale of Inventory.

“Representative” means any officer, director, principal, owner, attorney, agent, employee, engineer, consultant or other representative of a Person.

“Seller” as defined in the recitals above.

“Seller’s knowledge” means: (i) the actual knowledge of the officers and directors of Seller, including, without limitation, Emmanuel Lakios, Richard A. Catalano, Kevin R. Collins, Carlos A. Berenguel and Linda C. Elkin, after due inquiry, and (ii) any fact or circumstance set forth in a writing (electronic or otherwise) addressed or delivered to or written by any such individuals prior to the Closing Date.

“Seller Closing Certificate” as defined in Section 7.2.11.

“Target Net Asset Value” means $1,905,082.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment, unclaimed property and escheat obligations or other charge imposed by a Governmental Unit, Order or Applicable Law, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith.

“Transaction” means the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. “Transaction Documents” means this Agreement and each of the Ancillary Agreements. “USG Briefing” as defined in Section 6.15.

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ARTICLE II- PURCHASE AND SALE OF ASSETS

2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, Seller hereby sells, conveys, transfers, assigns and delivers the Assets to Buyer free and clear of any and all Encumbrances.

2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, Buyer hereby assumes the Assumed Liabilities.

2.3 Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not and shall not assume, or otherwise be responsible for, any Damages, liabilities or other obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, related or unrelated to the Business or the Assets, and whether arising prior to, on or after the date hereof (collectively, the “Excluded Liabilities”), and Seller shall remain responsible for all Excluded Liabilities. The Excluded Liabilities shall include, without limitation, the following:

2.3.1 any liability to or in respect of any Employees or former employees, including: any employment agreement, whether or not written, between Seller (or any Affiliate of Seller) and any person; any liability under any Employee Plan (including accrued, unused paid time off); any severance or worker’s compensation liability relating to any occurrence(s) prior to the Closing Date; any claim of any unfair labor practice, discrimination or other violation of Applicable Law or Order that is based on acts or omissions that occurred prior to the Closing Date; any claim based on acts or omissions that occurred prior to the Closing Date; any contractual liability other than the Assumed Liabilities arising under the Assumed Contracts; any liability of Seller in respect of any Tax; any liability arising from any injury to or death of any person or damage to or destruction of any property, whether arising from defects in products manufactured or sold or services performed by or on behalf of Seller or any other Person prior to the Closing Date, or arising from any other cause (on a date of occurrence basis or otherwise) prior to the Closing Date; any liability of Seller arising out of or related to any Action that is based on acts or omissions that occurred prior to the Closing Date; any liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by this Agreement; any liability related to the Facility occurring, accruing or arising prior to the Closing Date; any liability arising out of or related to any Environmental Law which is based on facts, events, circumstances or actions taken or omitted to be taken, or existing on or prior to the Closing Date, including, without limitation, any liability arising out of or related to any Excluded Asset(s) and any liability arising out of or related to Seller’s termination or breach of any distributor or other Contract that Buyer does not assume.

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ARTICLE III – CLOSING AND PURCHASE PRICE

3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. Eastern time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. No later than one week prior to the Closing Date, Seller shall have delivered to Buyer its written calculation of the Estimated Deposit Amount, set forth in reasonable detail, together with all work papers and other information reasonably required by Buyer to evaluate such calculations.

3.2 Closing Deliverables.

3.2.1 At the Closing, Seller shall deliver to Buyer the following:

(a) an assignment of contract rights and assumption of certain liabilities related thereto substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller;

(b) a bill of sale substantially in the form of Exhibit B attached hereto (the “Bill of Sale”) and duly executed by Seller;

(c) the Escrow Agreement, duly executed by Seller and the Escrow Agent substantially in the form of Exhibit C attached hereto;

(d) intellectual property assignment documents substantially in the form of Exhibit D attached hereto (the “IP Assignment Documents”) and duly executed by Seller;

(e) a new facility lease substantially in the form of Exhibit E attached hereto (the “New Facility Lease”) and duly executed by Seller;

(f) a non-competition agreement substantially in the form of Exhibit F attached hereto (the “Non-Competition Agreement”) and duly executed by Seller;

(g) a certificate of the secretary of Seller, dated as of the Closing Date, as to the continued existence of Seller, and certifying the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements, substantially in the form of Exhibit G attached hereto (the “Secretary’s Certificate of Seller”);

(h) the Seller Closing Certificate required by Section 7.2.11, substantially in the form of Exhibit H attached hereto;

(i) the certificates required by Section 7.2.12 and Section 7.2.13;

(j) the FIRPTA Certificate required by Section 7.2.14;

(k) a transition services agreement substantially in the form of Exhibit I attached hereto (the “Transition Services Agreement”) and duly executed by Seller; and

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(l) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement or the Ancillary Agreements, including but not limited to all Permits, consents and other documents necessary to consummate the Transaction.

3.2.2 At the Closing, Buyer shall deliver to Seller the following:

(a) the Purchase Price (minus the Escrow Amount, minus the Estimated Deposit Amount, and minus amounts required to be paid pursuant to Section 3.7 and Section 3.8, and less any other deductions as set forth in this Agreement), by wire transfer in immediately available funds to an account designated in writing by Seller prior to the Closing Date;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) written confirmation that at least sixty percent (60%) of the Employees have accepted offers of employment with Buyer and executed a form of offer letter substantially in the form of Exhibit J attached hereto (collectively, the “Offer Letters”), each duly executed by Buyer;

(d) written confirmation that all Key Employees have accepted offers of employment with Buyer and executed Offer Letters, each duly executed by the Buyer;

(e) the Escrow Agreement, duly executed by Buyer;

(f) the IP Assignment Documents, duly executed by Buyer;

(g) the New Facility Lease, duly executed by Buyer;

(h) the Non-Competition Agreement, duly executed by Buyer;

(i) the Buyer Closing Certificate required by Section 7.3.6, substantially in the form of Exhibit K attached hereto;

(j) the certificates required by Section 7.3.7 and Section 7.3.8; and

(k) the Transition Services Agreement, duly executed by Buyer.

3.2.3 The Closing will be deemed to have occurred upon the opening of business local time in each time zone in which Seller operates on the Closing Date.

3.3 Purchase Price. Upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller (or the Escrow Agent, as applicable) in consideration for the Assets the aggregate amount of $16,900,000 (the “Purchase Price”), subject, however, to the Purchase Price Adjustment. Buyer and Seller shall allocate the Purchase Price plus the aggregate value of the Assumed Liabilities among the Assets in such manner as the Parties shall agree within ten (10) Business Days after the Purchase Price Adjustment is finalized and such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. Buyer and Seller shall timely file with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594, giving effect to the Purchase Price Adjustment.

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3.4 Escrow. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Buyer shall deposit (via wire transfer of immediately available federal funds) the Escrow Amount with the Escrow Agent to hold in escrow pursuant to the Escrow Agreement. The Escrow Amount shall serve as a source (but not the sole source) from which Buyer may recover Damages sustained as a result of the occurrence of an Indemnifiable Event. Neither the existence nor the amount of the Escrow Amount shall serve as a limitation on Buyer’s recovery for any Indemnifiable Event or Purchase Price Adjustment. Seller shall bear the sole responsibility for the fees and expenses of the Escrow Agent. The Escrow Agent shall pay to Seller, in accordance with the terms of the Escrow Agreement, the Escrow Amount, or the amount remaining, if any, after satisfaction of Buyer’s claims pertaining to Indemnifiable Event, less pending and satisfied claims.

3.5 Purchase Price Adjustments. Within the time periods after the Closing Date set forth in this Section 3.5, Buyer or Seller, as applicable, shall pay to the other, the net amount of the adjustments required by this Section 3.5.

3.5.1 Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller the Final Net Asset Value Statement setting forth the Final Net Asset Value, together with all work papers and other information reasonably required by Seller to evaluate such calculations, using the methodologies, principles and procedures set forth on Schedule D; provided that, notwithstanding anything else herein, the Final Net Asset Value shall specifically identify the Final Deposit Amount, which such Final Deposit Amount shall be included in the calculation of Final Net Asset Value. If Buyer fails to deliver such calculations and supporting information to Seller within such sixty (60) calendar day period, then Seller shall prepare the Final Net Asset Value Statement and calculate the Final Net Asset Value, each in the manner described hereinabove, and deliver a copy of same to Buyer within ninety (90) calendar days after the Closing Date.

3.5.2 If, upon receipt by one Party (the “Receiving Party”) of the Final Net Asset Value calculation from the other Party (the “Delivering Party”) pursuant to Section 3.5.1, the Receiving Party objects to such calculation, the Receiving Party shall notify the Delivering Party of such objection in writing (including full documentation and support for such objections) within thirty (30) calendar days after the Receiving Party’s receipt of the Final Net Asset Value Statement. Within five (5) Business Days of the Delivering Party’s receipt of such objection notice, Seller or Buyer, as applicable, shall pay the undisputed portion of the Purchase Price Adjustment, if any, and the Parties shall work together to attempt to agree upon the disputed calculations. The Parties shall not consider issues outside of those raised in such notice of objection. If the Parties fail to resolve the issues outstanding with respect to the Final Net Asset Value within thirty (30) calendar days after the Delivering Party’s receipt of such notice of objection, either Party shall submit the issues remaining in dispute to RSM US LLP at its offices located closest to the Facility (the “Independent Accountants”) for resolution of the dispute. If issues are submitted to the Independent Accountants for resolution, (i) the Independent Accountants shall use the same accounting methodologies, principles, policies and procedures as set forth on Schedule D; (ii) each Party shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its Representatives and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (iii) the determination by the Independent Accountants, as set forth in a notice to be delivered by the Independent Accountants to both Seller and Buyer within thirty (30) calendar days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties; and (iv) the Party whose calculation of the Final Net Asset Value (as of the date the issue(s) related thereto are submitted to the Independent Accountants) is furthest away from the Final Net Asset Value as determined by the Independent Accountants shall pay all of the fees and costs of the Independent Accountants for such determination.

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3.5.3 If the Final Net Asset Value is more than the Target Net Asset Value, the Purchase Price shall be increased dollar-for-dollar by the amount that the Final Net Asset Value is more than the Target Net Asset Value. If the Final Net Asset Value is less than the Target Net Asset Value, the Purchase Price shall be decreased dollar-for-dollar by the amount that the Final Net Asset Value is less than the Target Net Asset Value. Notwithstanding anything else herein: (a) if the Final Deposit Amount is more than the Estimated Deposit Amount, the Final Net Asset Value shall be decreased dollar-for-dollar by the amount that the Final Deposit Amount is more than the Estimated Deposit Amount; and (b) if the Final Deposit Amount is less than the Estimated Deposit Amount, the Final Net Asset Value shall be increased dollar-for-dollar by the amount that the Final Deposit Amount is less than the Estimated Deposit Amount; in each case such that, without duplication, the Final Net Asset Amount shall be net of the difference between the Estimated Deposit Amount and the Final Deposit Amount. The Purchase Price Adjustment shall be paid (by Buyer or Seller, as applicable) within ten (10) Business Days after the Final Net Asset Value is established. If there is an upward adjustment in the Purchase Price, then Buyer shall pay or cause to be paid an aggregate amount equal to such upward adjustment to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer. If there is a downward adjustment in the Purchase Price, then Seller shall be obligated to pay or cause to be paid, an aggregate amount of cash equal to such downward adjustment to Buyer by bank wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller. If the Party entitled to receive the Purchase Price Adjustment (the “PPA Receiving Party”) has not received the Purchase Price Adjustment within such ten (10) Business Day period, the Party obligated to pay the Purchase Price Adjustment shall reimburse the PPA Receiving Party for all reasonable attorneys’ fees and other costs incurred by the PPA Receiving Party in collecting the Purchase Price Adjustment plus interest on the Purchase Price Adjustment at a rate equal to seven percent (7%) (calculated from the second (2nd) Business Day after the amount of the Final Net Asset Value is established until the Purchase Price Adjustment is fully paid). If Buyer is the PPA Receiving Party then notwithstanding the foregoing, Buyer may, but shall not be obligated to, submit a claim against the Escrow for payment of such Purchase Price Adjustment.

3.6 Prorations and Other Adjustments. The personal property taxes, utilities, local business or other license fees or taxes, merchants’ association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller as of the Closing Date.

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3.7 Transfer Taxes. Seller shall be responsible for paying all Taxes imposed by reason of the transfer of the Assets to Buyer, provided that Buyer shall pay any applicable sales taxes resulting from the sale of the Assets.

3.8 Release of Encumbrances. Seller shall pay, or cause to be paid, all sums and take all actions necessary to release the Assets from any and all Encumbrances and shall satisfy all pre-Closing obligations of the Business, other than the Assumed Liabilities.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Organizational Documents Seller has delivered to Buyer are accurate and complete as of the date hereof. Seller has no Affiliate, directly or indirectly, engaged in a business similar to the Business. Seller has no subsidiaries or investments in any other Persons that relate to the Business or the Assets.

4.2 Authorization and Enforcement. Seller has the full power, right and authority, and any approval required by Applicable Law or Order, to make and enter into this Agreement and to consummate the Transaction, and has taken all action necessary, to own, lease and operate the Assets, to conduct the Business and to complete the Transaction. The Transaction Documents have been duly executed and delivered by Seller, and each is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by creditors’ rights, bankruptcy, insolvency and general principles of equity.

4.3 Financial Statements; No Changes. Seller has delivered, or caused to be delivered, to Buyer true and correct copies of Seller’s financial statements consisting of the balance sheet of the Business as of December 31, in each of the years 2023, 2024, and 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of the Business as of February 28, 2026, and the related statements of income and retained earnings, equity and cash flow for the two-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), copies of which are attached as Schedule 4.3. The Financial Statements are accurate and complete and consistent with the books and records of Seller (which books and records are accurate and complete) and fairly present in all material respects, in accordance with GAAP throughout the periods involved, the financial condition of the Business as of and at the respective dates and the results of operations and cash flows for the respective periods covered thereby. Except as previously disclosed to Buyer in writing, since the Lookback Date, (i) there has been no Material Adverse Change, (ii) Seller has operated the Business in the Ordinary Course and applied all reasonable efforts to preserve the Business and maintain the goodwill of its customers, suppliers, distributors, Employees and all other Persons with whom it has commercial dealings, (iii) the aggregate book value (at cost) of fixed assets included within the Assets has not decreased, except to the extent of depreciation in the Ordinary Course, (iv) there has been no material change to the compensation, benefits or terms of employment of any of the Employees, except changes in the Ordinary Course, (v) Seller has managed the Business in the Ordinary Course, with no material changes to the methods or procedures used in the Business for billing, collection or recording of accounts receivable, and (vi) Seller has not effected any transactions affecting or involving the Business or the Assets outside of the Ordinary Course.

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4.4 Assets; Sufficiency and Condition. Seller has good, valid and marketable title to, or a valid leasehold interest in or a valid license to use, all of the Assets, including without limitation the properties and assets used or held for use by it, located on its premises, or shown on the Balance Sheet or acquired after the date thereof, free and clear of any Encumbrances, except for properties and assets disposed of in the Ordinary Course since the Lookback Date. The Assets (together with the Excluded Assets), including without limitation the assets owned, leased or licensed by Seller and utilized solely or primarily in the operation of the Business, are all of the assets used or held for use in, and necessary for, the operation and conduct of the Business as presently conducted. Each of the tangible Assets is free from any material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is adequate and suitable for the purposes for which such asset is presently used.

4.5 Assumed Contracts. All of the Assumed Contracts are listed in Schedule 4.5. All of the Assumed Contracts are valid and in full force and effect. Seller has performed all of its obligations under the Assumed Contracts required to be performed to date. No default (or an event which, with the giving of notice or the lapse of time or both, would constitute a default), breach or repudiation of any Assumed Contract has occurred. Except as set forth on Schedule 4.5, all of the Assumed Contracts will be enforceable by Buyer after the Closing to the same extent they would have been enforceable by Seller if the Transaction had not been completed. Seller has delivered to Buyer accurate and complete copies of all Contracts. Except as set forth on Schedule 4.5, no Assumed Contract requires the consent of the counterparty thereto with respect to the Transaction. None of the Assumed Contracts include a Governmental Unit as a counterparty or an ultimate beneficiary.

4.6 Insurance. Seller has delivered to Buyer accurate and complete copies of all policies of insurance to which Seller is a party, or it or the Business is covered, a list of which is included on Schedule 4.6. Schedule 4.6 sets forth: (i) any self-insurance arrangement relating to the Business; (ii) any other arrangement designed for the transfer or sharing of any risk relating to Seller and the Business; (iii) all obligations to provide insurance coverage to any third party relating to the assets of Seller or the conduct of the Business; and (iv) a summary of the loss experience of Seller and the Business under each policy of insurance or self-insurance arrangement and, with respect to claims in excess of $10,000, a complete description of such claims, since April 1, 2021.

4.7 Permits and Consents. Seller has all material Permits required to conduct the Business. All such Permits are valid and in full force and effect and are listed on Schedule 4.7. Except as set forth on Schedule 4.7, the Transaction does not require the consent of any Person with respect to such Permits, will not result in a breach or default of or default under such Permits, and will not otherwise cause such Permits to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, without cost or other obligation. Except as disclosed on Schedule 4.7, no notice to, declaration, filing or registration with, or authorization, consent, approval or Permit is required to be made or obtained to transfer the Assets or complete the Transaction.

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4.8 No Conflict or Violation. After giving effect to Permits, consents and lien releases that have been obtained, the completion of the Transaction will not (i) violate any provision of the Organizational Documents of Seller, (ii) result in a breach of or constitute a default (or an event which, with the giving of notice or the lapse of time or both, would constitute a default) under, or create a right of termination or acceleration, or result in the creation of any Encumbrance under, any of the terms, conditions or provisions of any Contract or Permit, or (iii) violate any Order or Applicable Law.

4.9 Litigation. Except as set forth on Schedule 4.9, there is no Order or any action, proceeding, litigation, appeal, audit or investigation (collectively, “Actions”) pending, or to the Seller’s knowledge, threatened or anticipated (and there is no reasonable basis for any pending, threatened or anticipated Action): (i) against, asserted by, related to or affecting Seller, the Business or the Assets or (ii) seeking to delay, limit or enjoin the Transaction. Neither Seller nor the Business is subject to any Order that constitutes or would reasonably be expected to have a Material Adverse Effect.

4.10 Product and Service Warranties. Except as set forth on Schedule 4.10, all of the product and service warranty obligations of Seller involving more than $25,000 and related to the Business are expressly set forth in the Assumed Contracts. No product manufactured, sold, leased or delivered by Seller in the operation of the Business (each a “Product”) or service delivered or provided by Seller in the operation of the Business (each a “Service”) is subject to any guaranty, warranty, or other indemnity from Seller beyond the applicable standard terms and conditions of sale or lease set forth on Schedule 4.10. Except as set forth on Schedule 4.10, Seller has not received any claim with respect to any Product or Service, whether based on strict liability in tort, negligent manufacture or design of product, negligent provision of services or any other allegation of liability and there is no reasonable basis for any such claim. There has not been nor is there currently any investigation of any potential product recall, rework, retrofit or post-sale warning with respect to any Product. All Products sold by Seller have, and all Services provided by Seller have, where applicable, complied in all material respects with the requirements of applicable compliance agencies and industry safety standards.

4.11 Asbestos. Schedule 4.11 contains a complete history of the presence of asbestos in any and all products sold, leased, delivered or serviced by the Business at any time, indicating the product in which asbestos was used, the first date that asbestos was introduced into the product and the last date that asbestos was used in the product or in connection with the service. None of the Assets contains any asbestos products.

4.12 Tax Matters. Seller has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns (or obtain valid extensions therefor) required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. All Taxes due and owing by Seller (whether or not shown on any tax return) have been paid or reserved for and Seller does not have any liability for Taxes in excess of the amount so paid or reserved. There are no pending or to Seller’s knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller. Each independent contractor and employee involved in the Business is properly classified as such under Applicable Law.

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4.13 Compliance with Environmental Laws.

4.13.1 Definitions. The following terms, when used in this Section 4.13, shall have the following meanings. Unless the context otherwise requires, any of these terms may be used in the singular or the plural depending on the reference.

(a) “Environmental Laws” shall mean all Applicable Laws, including without limitation any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, that (i) regulate or relate to the protection, investigation or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (ii) impose liability with respect to any of the foregoing.

(b) “Hazardous Substance” shall mean any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, polyfluoroalkyl substances, any other substances now or in the future referred to or classified as “PFOA,” “PFOS,” or “PFAS,” any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other contaminant, irritant, pollutant or hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

(c) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

4.13.2 Compliance with Environmental Laws. Except as set forth on Schedule 4.13, (a) the Business and the Facility to the extent operated by Seller, are, and at all times have been, operated, maintained, owned and leased, as applicable, in full and complete compliance, in all material respects, with all Environmental Laws; (b) Seller has, and at all times has had, all Permits required under any Environmental Law with respect to the Business and the Facility, and the Business and the Facility are, and at all times have been, in compliance, in all material respects, with all such Permits; and (c) Seller has not received any notice at any time that it (with respect to the Business or the Facility), the Business or the Facility were claimed to be in violation of any Environmental Law or the conditions of any Permit.

4.13.3 Hazardous Substances. Except as set forth on Schedule 4.13, there is not now nor has there ever been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from the Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facility in full compliance, in all material respects, with all Environmental Laws.

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4.13.4 Environmental Conditions. There are no present or past (a) Environmental Conditions; or (b) events, conditions, circumstances, activities, practices, incidents or actions which interfere with or prevent continued compliance with all Environmental Laws and Permits required under any Environmental Law, each in any way relating to the Business or Facility. “Environmental Conditions” means the introduction into the soil, groundwater or environment of the Facility or elsewhere (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution, including any Hazardous Substance (whether or not upon the property of the Business and whether or not constituting, at the time thereof, a violation of any Environmental Law).

4.13.5 Storage Tank or Pipeline. Except as set forth on Schedule 4.13, no underground or above-ground storage tank or pipeline has ever been located at any Facility and there has been no Release from or rupture of any such tank or pipeline.

4.13.6 Environmental Audits or Assessments. All written environmental, health or safety reports, audits and/or assessments (including all drafts thereof and summaries of all oral reports, audits and/or assessments) that have been conducted at the Facility or otherwise relate in any way to the Business or Facility, either by Seller or any of its Representatives, are listed on Schedule 4.13.

4.14 Compliance with Law. Seller, the Assets, the Facility, and the conduct of the Business are in compliance in all material respects with Applicable Law and any applicable Orders, and Seller has not received any notice or advice to the contrary. None of Seller, any director, officer, employee, agent or any other Person acting for or on behalf of Seller or the Business has directly or indirectly: (i) made any bribe, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, any Affiliate or the Business; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Neither Seller nor its Affiliates has received any notice (whether written or oral) to the effect that it is not or may not be in compliance with any Applicable Law or Order with respect to the conduct of the Business or the occupancy of the Facility, and to Seller’s knowledge there is no reasonable basis for any such notice. None of Seller or any of the employees, agents, representatives or independent contractors of Seller has been (i) excluded from participation in any governmental program, (ii) suspended or declared ineligible to participate in or voluntarily excluded from any program by a Governmental Unit, or (iii) subject to any disciplinary or similar Action or other form of monitoring or review by any Governmental Unit, trade association professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of Seller or any such individual. Seller has not received any notice of deficiency from any Governmental Unit.

4.15 Undisclosed Liabilities. Neither Seller nor the Business is subject to any liability (and to Seller’s knowledge there is no basis for any present or future Action against it giving rise to any material liability), except for liabilities set forth in the Financial Statements and liabilities that have arisen after the Lookback Date in the Ordinary Course, which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.16 No Brokers. Neither Seller nor any of its Representatives has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Transaction.

4.17 Customers and Suppliers.

4.17.1 Schedule 4.17.1 lists the names and addresses of the fifteen (15) largest customers of the Business for each of the three (3) most recent fiscal years of Seller and sets forth opposite the name of each customer the dollar value, percentage of net sales to such customer for all sales for the applicable period. No customer has any material dispute with Seller. Seller has not received notice from any customer that such Person intends to cease conducting business with Seller, or to terminate its existing relationship with Seller, or otherwise materially decrease the rate of, or materially and adversely change the terms of any Contract (whether related to payment, price or otherwise) with respect to, buying Products from Seller.

4.17.2 Schedule 4.17.2 lists the names and addresses of the ten (10) largest suppliers of the Business for each of the three (3) most recent fiscal years of Seller and sets forth opposite the name of each supplier the dollar value of all purchases from such supplier (by year). Seller has no material disputes concerning any products and/or services provided by any supplier or vendor, and no supplier or vendor has any material dispute with Seller. Seller has not received any notice from any supplier or vendor that such Person intends to cease conducting business with Seller or terminate its existing relationship with Seller, or otherwise materially decrease the rate of, or materially and adversely change the terms of any Contract (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Seller (whether as a result of the announcement or consummation of the Transaction or otherwise).

4.18 Intellectual Property. The term “Intellectual Property Assets” includes all fictional business names, trading names, registered and unregistered trademarks/service marks, registered designs, and applications that are used or held for use in the Business (collectively, “Marks”); all patents, patent applications, and inventions and discoveries that may be patentable and are used or held for use in the Business (collectively, “Patents”); all copyrights in both published works and unpublished works used or held for use in the Business (collectively, “Copyrights”); all rights in mask works used or held for use in the Business (collectively, “Rights in Mask Works”); the internet domain name registrations and social media sites owned or used by or in the Business or that use any derivative of the Marks (collectively, “Domain Names”); all know-how, trade secrets, manufacturing methods, confidential information, customer lists, supplier lists, software, technical information, data, process technology, schematics, plans, drawings, and blueprints, each as used or held for use in the Business (regardless of the stage of development) (collectively, “Trade Secrets”); all computer software, including source code, executable code, data, databases, and related documentation, each as used or held for use in the Business (regardless of the stage of development) (the “Software”); and all advertising and promotional materials used or held for use in the Business; all other proprietary rights used or held for use in the Business; and all copies and tangible embodiments thereof (in whatever form or medium) owned, used, or licensed by Seller as licensee or licensor and related to the Business. Schedule 4.18 lists and summarizes all Intellectual Property Assets, including any royalties paid or received by Seller, and all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound. The Intellectual Property Assets set forth on Schedule 4.18 are all Intellectual Property Assets necessary for or useful in the operation of the Business. Except as set forth on Schedule 4.18, all former and current employees have executed written agreements with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the Business.

4.18.1 To Seller’s knowledge, no Patent, Mark, Copyright or Domain Name (i) is infringed or has been challenged or threatened in any way, (ii) infringes or is alleged to infringe on any intellectual property right of any Person, or (iii) has been or is now involved in any interference, reissue, reexamination, opposition, invalidation, cancellation or similar proceeding. No intellectual property or proprietary right of a third party (including any confidential information, proprietary information or trade secrets, any of which may be contained in any drawings, blueprints or specifications) has been used in the rebuilding, remanufacturing or reconditioning of any products, or in the performance of any services of the Business, without the prior written consent of such third party.

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4.18.2 All products produced by the Business using any Patent owned by Seller have been marked with the proper patent notice. All products and materials containing a Mark bear all notices required by Applicable Law and any applicable Order. All works encompassed by the Copyrights owned by Seller and used or held for use in the Business have been marked with the proper copyright notice. All software used by the Business (including that developed in-house) is substantially performing in accordance with its specifications and/or its warranty (if any) and is adequately performing the function for which it is intended.

4.18.3 The documentation relating to each Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. Seller has an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

4.19 Employees and Employee Plans. Schedule 4.19 contains an accurate and complete list of (i) all of the Employees, including each such Employees’ area of employment, FLSA classification (exempt/non-exempt), work location, start date, salary or hourly rate, annual bonuses, sales commissions, vacation entitlement, accrued and unused vacation, sick pay and paid time off, (ii) any employment contract or special arrangement with any Employee and (iii) all personnel policies, manuals, handbooks, summary plan descriptions and similar materials pertaining to the Business. Except as set forth on Schedule 4.19, the Employees do not receive any compensation from the Seller. Seller has delivered to Buyer all documents referred to in clauses (ii) and (iii) above. Except as set forth on Schedule 4.19, Seller has paid all accrued compensation and benefits due now or in the future under each contract, plan, arrangement, policy, program or commitment, whether oral or written, maintained, sponsored or contributed to or required to be contributed to, by Seller or any of its Affiliates for the benefit of any Employee or under which Seller or any of its Affiliates may incur any liability, with respect to providing for workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, sick leave, disability or accident benefits or for deferred compensation, pension, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (“Employee Plans”) to each of its Employees and former employees of the Business, including, all compensation and benefits to which its Employees and former employees may be entitled as a result of the Transaction. Schedule 4.19 contains a complete list of all Employee Plans. There are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice covering Persons in their capacity as Employees, nor has there been any attempt to organize any such union or organization. Each Employee is properly classified as exempt or non-exempt under Applicable Law.

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4.20 Equipment and Machinery. Each piece of Equipment and Machinery is located at the Facility and is identified on Schedule 4.20.

4.21 Inventory. All Inventory: (i) was acquired in the Ordinary Course; and (ii) is of a quality, quantity, and condition useable or saleable in the Ordinary Course, except as is reserved for in the Financial Statements. Except as set forth on Schedule 4.21, all Inventory is stored at the Facility. Since the Lookback Date, no Inventory has been sold or disposed of except in the Ordinary Course.

4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, no Representative or Affiliate of Seller is a party to any agreement, contract, commitment or transaction with Seller or has any material interest in any property or assets used or held for use in the Business. Except as set forth on Schedule 4.22, (i) no asset used in the Business is used by any of Seller or its Affiliates or Representatives for any other Person, and (ii) no Employee provides any services outside of the Business for Seller or any of its Affiliates.

4.23 Owned Real Property. Schedule 4.23 sets forth the address and legal description of each parcel of Real Property owned by Seller and used primarily in the Business. Seller does not lease (as lessor) or otherwise permit any Person to use or occupy pursuant to any license, concession or other agreement (written or oral), any Real Property used in the Business.

4.24 Leased Real Property. Seller has no interest in any leased Real Property used in connection with the Business.

4.25 Fitness of Real Property.

4.25.1 The Facility constitutes all of the Real Property used in the Business. Seller is not a party to any agreement or option to purchase any Real Property or any interest therein with respect to the Business.

4.25.2 All buildings, structures, fixtures, building systems (including fire protection, security and surveillance systems) and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other utility installations and systems, environmental control, remediation and abatement systems; sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business as presently conducted. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting, in any material respect, any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon. The Improvements do not contain any asbestos whether or not in compliance with Applicable Law.

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4.25.3 The Real Property is in compliance, in all material respects, with all applicable building, zoning, subdivision, health and safety, land use, ownership and other Applicable Laws and applicable Orders, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and there is no basis for the issuance of any such notice. There is no pending or, to Seller’s knowledge, anticipated change in any Real Property Law that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business as currently conducted thereon.

4.25.4 All certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Units that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon collectively, (the “Real Property Permits”) have been issued to Seller and are in full force and effect. Schedule 4.25 lists all Real Property Permits held by Seller with respect to each parcel of Real Property. Seller has not received any notice from any Governmental Unit threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no reasonable basis for the issuance of any such notice or the taking of any such action.

4.25.5 Except as set forth on Schedule 4.25, there are no easements, covenants, conditions, restrictions or similar provisions in any instrument of record or unrecorded agreement affecting the Real Property. None of the Improvements encroaches on any real property which is not included in the Real Property or on any easement affecting such real property, or violates any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof. None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

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4.26 IT Systems; Privacy.

4.26.1 The computer, information technology and data processing systems, facilities and services used by Seller in the Business, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or accessed by Seller (collectively, the “Systems”), (i) are reasonably sufficient for the existing needs of the Business as currently conducted and (ii) are free of any material defects, bugs and errors, and do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of and of the Systems or data or information stored therein, in each case that have not been remediated in all material respects (“Contaminants”). Seller has taken commercially reasonable steps and implemented commercially reasonable safeguards designed to ensure that the Systems are free from Contaminants. All Systems included in the Assets have been used solely for and in the course of the conduct of the Business by Employees and other personnel of the Business, have not been used for any of Seller’s business activities other than the conduct of the Business or by employees or personnel of Seller other than the Employees of the Business, nor integrated with the Systems used in the conduct of the Seller’s business activities other than the Business. The Assets include all Systems used in and necessary for the operation of the Business in substantially the same manner as conducted prior to Closing, together with all data, records and information stored therein as of the date of this Agreement, except as would not be material or is otherwise required to be removed in the Ordinary Course pursuant to any Contracts, Orders or Applicable Laws applicable to Seller or policies of Seller, in each case which relate to the use, dissemination, or transfer of such data. All such Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the manner it is currently being conducted. The Systems included in the Assets contain no data, records or information constituting Excluded Assets or which Seller is prohibited by any Contract, Order, Applicable Law, or any applicable policy of Seller, from transmitting, delivering, conveying, assigning or transferring to Buyer. During the two (2) year period prior to Closing, there has been no failure, breakdown or substandard performance of any Systems that has caused a substantial disruption or interruption in or to any customer’s use of the Systems or the operation of the Business. Seller makes timely back-up copies of data and information critical to the conduct of the Business and conducts periodic tests to ensure the effectiveness of such back-up systems. Seller maintains and is in compliance with commercially reasonable disaster recovery and security plans and procedures.

4.26.2 Seller has: (i) complied in all material respects with its published privacy policies, terms of use, and internal policies, and all Applicable Laws and Orders relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (ii) taken reasonable measures to ensure that Personally Identifiable Information and other material information and data owned, held or controlled by Seller is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Since December 31, 2022, Seller has not been subject to a security incident or data breach that led to the loss, damage, or unauthorized access, use, modification, disclosure, or other misuse of any data or information owned, held or controlled by any of Seller (including any Personally Identifiable Information). No Person has provided any written notice, made any written claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such data or information held or controlled by any of Seller, and there is no reasonable basis for any such notice, claim or Action. The execution and delivery of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not violate any privacy policy, terms of use, Contract, Order or Applicable Laws applicable to Seller relating to the use, dissemination, or transfer of any data or information (including Personally Identifiable Information).

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4.27 No Adverse Change or Extraordinary Transactions. Except as disclosed on Schedule 4.27, and solely with respect to the Business, since the Lookback Date: (i) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course; (ii) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets used or held for use in the Business; (iii) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Assets; (iv) Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the Employees (or taken any such action with respect to any other Employee Plan); (v) Seller has not made any other change in employment terms for any of the Employees involved in the Business; (vi) Seller has not incurred any material liability other than trade payables incurred in the Ordinary Course; (vii) there has been no Material Adverse Change; (viii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course involving the Business, and Seller has conducted the operations of the Business only in the Ordinary Course and applied all reasonable efforts to preserve the Business and maintain the goodwill of its customers, suppliers, distributors, Employees and all other Persons with whom it has commercial dealings; (ix) Seller has not disclosed any confidential information in violation of any confidentiality obligation; and (x) Seller has not committed to any of the foregoing.

4.28 No Restrictions on Business. Except as described on Schedule 4.28, none of the Assumed Contracts restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; no Order, Action, settlement or citation related to any Product or in connection with the Business is presently pending; and no Person has filed an Action or, to the Seller’s knowledge, made any written threat that such Person has impaired health as a result of the operation of the Business or the ownership or use of any of the Assets.

4.29 Quote Log. Schedule 4.29 contains the quote log of Seller as of March 18, 2026, listing all outstanding bids or proposals for a Contract under which the value of services to be performed or goods to be provided or sold by Seller is expected to exceed $25,000.

4.30 No Critical Technologies. The Seller does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” (as defined in 31 C.F.R. § 800.215).

4.31 Full Disclosure. No representation or warranty by Seller contains any untrue statement of material fact or omits any material fact necessary, in light of the context in which it is made, to make any statement not misleading.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization. Buyer has all requisite power and authority, and has taken all action necessary, to complete the Transaction. The Transaction Documents are legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by creditors’ rights, bankruptcy, insolvency and general principles of equity.

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5.3 No Conflict or Violation. The completion of the Transaction will not violate or conflict with any provision of the Organizational Documents of Buyer, Order, Applicable Law or any contract to which the Buyer or its assets are bound.

5.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Person is required to be made or obtained by Buyer in connection with the completion of the Transaction, except as may be required by Buyer to operate the Business after the Closing.

5.5 No Brokers. Neither Buyer nor any of its Representatives has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the Transaction.

ARTICLE VI - COVENANTS OF SELLER AND BUYER

Buyer and Seller each covenant with the other as follows:

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the Ordinary Course consistent with past practice; and (b) use all reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

6.1.1 preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Assets;

6.1.2 pay the debts, Taxes and other obligations of the Business when due;

6.1.3 continue to collect Receivables and other such amounts as may be owing to Seller in connection with the Business in a manner consistent with past practice, without discounting such Receivables;

6.1.4 maintain the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

6.1.5 continue in full force and effect without modification all insurance policies referenced in Section 4.6, except as otherwise required by Applicable Law;

6.1.6 defend and protect the Assets from infringement or usurpation;

6.1.7 perform all of its obligations under all Contracts;

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6.1.8 maintain the books and records of the business in accordance with past practice;

6.1.9 comply in all material respects with all Applicable Laws and any Orders applicable to the conduct of the Business or the ownership and use of the Assets; and

6.1.10 not take or permit any action that would cause any of the changes, events or conditions described in Section 4.27 to occur.

6.2 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full, reasonable, and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3 No Solicitation of Other Bids.

6.3.1 Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Assets, except for bona fide transactions of Products or Services of the Business in the Ordinary Course.

6.3.2 In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

6.3.3 Seller agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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6.4 Notice of Certain Events.

6.4.1 From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Unit in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or that relates to the consummation of the transactions contemplated by this Agreement.

6.4.2 Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.2.1 and Section 9.1) and shall not be deemed to amend or supplement the Schedules to this Agreement.

6.5 Further Assurances. Each of the Parties agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to complete the Transaction as contemplated in the Transaction Documents, and (iii) to reasonably cooperate with each other in connection with the foregoing.

6.6 Consents to Assignment. Anything in the Transaction Documents to the contrary notwithstanding: (a) nothing herein shall constitute an assignment or an agreement to assign any Contract if such assignment, without the consent of any third party, would (i) constitute a breach or violation thereof, (ii) result in the loss or impairment of any rights thereunder, or (iii) give rise to any right of termination, modification, or acceleration thereunder; (b) the Parties shall work and cooperate in good faith and use all reasonable efforts prior to and after (as applicable) the Closing to obtain any required third-party consents to the assignment of the Assumed Contracts; and (c) Seller shall have no liability for breach of any Transaction Document with respect to any Assumed Contract that is not assigned to Buyer as a result of the failure to obtain a required consent if such consent was disclosed on Schedule 4.5, and such failure shall not constitute a breach of this Agreement or any other Transaction Document. If Seller does not obtain any consent necessary to assign any Assumed Contract to Buyer, or if an attempted assignment thereof would adversely affect Buyer’s rights thereunder, Seller will provide the benefits of such Assumed Contract to Buyer. Notwithstanding any provision in this Section 6.6 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2.4 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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6.7 Name Change. No later than thirty (30) calendar days after the Closing Date, Seller shall cease all use of “Stainless Design Concepts”, “SDC”, or any confusingly similar variant thereof in connection with the operation of any business segment or other commercial activity, and shall provide Buyer with written confirmation thereof, together with copies of any relevant documentation evidencing such cessation (including, without limitation, updates to websites, marketing materials, and business registrations reflecting the removal or discontinuation of such names).

6.8 Employees. Seller shall remain solely responsible for the payment of all compensation and benefits due to its Employees and former employees under its Employee Plans with respect to all periods prior to the Closing Date, including all employee benefit plans, severance, health care continuation coverage and other benefits to which its Employees or former employees may be entitled, whether as a result of the Transactions or otherwise and whether or not such Employees are hired by Buyer. Seller will terminate the employment of each Employee as of the Closing and pay each Employee all amounts due to vacation entitlement, accrued and unused vacation, sick pay and paid time off in the Employee’s final paycheck. Buyer shall offer employment to the Employees on terms and conditions under which the total aggregate value of compensation and benefits package is no less favorable than those applicable to such Employee immediately prior to the Closing. All Employees that are employed by Buyer after the Closing will be at-will employees of Buyer and may be terminated by Buyer in its sole discretion at any time, subject only to the requirements of Applicable Law.

6.9 Receivables Repurchase. Buyer shall use commercially reasonable efforts (but without an obligation to file litigation in connection therewith) after the Closing to collect all Receivables included in the Final Net Asset Value. Following the one hundred eightieth (180th) calendar day after the Closing Date, Buyer shall prepare and deliver to Seller a list of the Receivables outstanding as of the one hundred eightieth (180th) calendar day after the Closing Date (the “AR Statement”). Such outstanding Receivables as Buyer shall identify on the AR Statement (determined at Buyer’s sole and absolute discretion) shall be repurchased by Seller at the amount for such outstanding Receivables included within the calculation of the Final Net Asset Value, less the amount of any reserves for bad debt included in the Final Net Asset Value (the “AR Purchase Price”). Seller shall repurchase such Receivables from Buyer within ten (10) Business Days after receipt by Seller of the AR Statement. Upon Buyer’s receipt of the AR Purchase Price (i) Buyer shall deliver to Seller all instruments, documents and agreements reasonably requested by Seller in order to evidence Seller’s right, title and interest in such Receivables; and (ii) Seller may engage collection agencies and/or initiate legal action to collect such Receivables (in each case only in Seller’s name and on Seller’s behalf). If Buyer receives any payment in respect of such Receivables after Seller has repurchased such Receivables, Buyer shall promptly remit such payment to Seller. Notwithstanding the foregoing, to the extent that it is reasonably apparent from the books and records of Seller that any Receivable included on the AR Statement is not then past due, in light of the historic billing and payment practices relating to such Receivable, then Buyer may prepare and deliver to Seller a supplemental AR Statement at such later time as such Receivable would be considered past due based on this standard, and the provisions of this Section 6.9 regarding the obligation of Seller to purchase such Receivable shall be applicable mutatis mutandis.

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6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

6.11 Cooperation and Delivery of Assets. The Parties shall cooperate with each other in connection with any dispute, Action or other matter related to the Business, including the preparation of any return, audit, or other examination by any taxing authority or any Action relating to liability for Taxes.

6.12 Confidentiality; Books and Records. From and after the Closing Date, subject to reasonable confidentiality and logistical constraints: (a) Buyer shall provide Seller with access to copies of books and records related to the pre-Closing operation of the Business to the extent necessary for Seller’s bona fide purposes in connection with (i) preparation of tax returns and other filings, (ii) regulatory or tax audits and related proceedings; and (iii) collection of Receivables as provided for in Section 6.9 above; and (b) Seller will be entitled to retain a copy of such books and records of the Business as would be reasonably necessary to address pre-Closing matters; provided, for the sake of clarity, Seller will not have direct access to Buyer’s ERP or other IT systems.

6.13 Payment of Liabilities; Bulk Sales Law. Following the Closing Date, Seller shall pay promptly when due all of the debts and liabilities of Seller relating to the Business, including amounts owed Buyer and its Affiliates on inventory purchases prior to the Closing Date. Seller shall comply with the provisions of all bulk sales and similar laws applicable to this transaction, if any.

6.14 Warranty Work. Following the Closing Date, Buyer shall fulfill all warranty work for Products and Services provided by Seller in connection with the Business on or prior to the Closing Date (the “Warranty Work”).

6.15 CFIUS Compliance. The Parties have mutually determined that no filing to the Committee on Foreign Investment in the United States (CFIUS), under Section 721 of the United States Defense Production Act of 1950, as amended, and implementing regulations at 31 C.F.R. Part 800, is required based on their individual determinations that no such filing is necessary with respect to the Transactions. Further, the parties have resolved not to make a voluntary filing with CFIUS unless requested or indicated by the U.S. Government after consultation as specified in this paragraph. As promptly as practicable and, in any event, prior to Closing, the parties shall use reasonable best efforts: (1) to cooperate to prepare a brief summary of the Transaction, the justification for not filing with CFIUS and a list of transactions with the Department of Energy (DOE) (the “USG Briefing”), (2) to deliver the USG Briefing to CFIUS and DOE, and, as mutually determined by the Parties, to other member agencies of CFIUS if deemed appropriate, and (3) to provide responses or otherwise resolve any and all inquiries or requests by any Governmental Unit relating to the USG Briefing. If CFIUS, DOE or another Governmental Unit requests the parties to submit a filing to CFIUS or indicates that there are unresolved concerns after receiving the responses to their request, the Parties agree to, as promptly as practicable, supply any additional information and documentary material that may be requested by CFIUS in the form of a formal filing to CFIUS and any subsequent requests for information, and to take all other reasonably necessary, proper or advisable steps to seek expeditious conclusion of the CFIUS review process.

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6.16 Wrong Pockets. In the event (a) Seller or any of its Affiliates receives any payment related to any Asset after the Closing, Seller agrees to promptly remit (or cause to be promptly remitted) such funds to Buyer, and (b) Buyer or any Affiliate of Buyer receives any payment related to any Excluded Asset after the Closing, Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to Seller. For the avoidance of doubt, except for Assumed Contracts and Assumed Liabilities, any invoice for products and services with respect to accounts receivable, or any other Excluded Liability, is the responsibility of Seller and, in the event Buyer pays such an invoice, Seller is responsible to reimburse Buyer. In the event that the invoice relates to Assumed Liabilities, such invoice is the responsibility of the Buyer. A reconciliation will be performed on a monthly basis that is inclusive of accounts receivable as well as accounts payable. The balance of monies owed will be agreed upon by Sellers and Buyer or Buyer’s Affiliate. The payments are to be remitted within 10 days of the agreement of the balance and no later than 30 days from the end of the reconcilable month. For the avoidance of doubt, the foregoing covenants in this Section 6.16 are separate and in addition to those set forth in Section 6.9 above, and not in limitation thereof.

ARTICLE VII – CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the condition that no Governmental Unit shall have, as of or prior to the Closing, enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

7.2.1 Other than the representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.8 and Section 4.16, the representations and warranties of Seller contained in this Agreement and the Ancillary Agreements shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller contained in Section 4.1, Section 4.2, Section 4.8 and Section 4.16 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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7.2.2 Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller shall have performed such agreements and covenants, as so qualified, in all respects.

7.2.3 No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or Order shall have been issued by any Governmental Unit, and be in effect, which restrains or prohibits any transaction contemplated hereby.

7.2.4 All approvals, consents and waivers that are listed on Schedule 4.7 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

7.2.5 From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

7.2.6 Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Agreements and such other documents and deliveries set forth in Section 3.2.1.

7.2.7 Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

7.2.8 At least sixty percent (60%) of the Employees shall have accepted offers of employment with Buyer and duly executed their respective Offer Letters.

7.2.9 All Key Employees shall have accepted offers of employment with Buyer and executed their respective Offer Letters.

7.2.10 All Encumbrances relating to the Assets shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

7.2.11 Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2.1 and Section 7.2.2 have been satisfied (the “Seller Closing Certificate”).

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7.2.12 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

7.2.13 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

7.2.14 Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

7.2.15 Seller shall have delivered to Buyer its written calculation of the Estimated Deposit Amount.

7.2.16 Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

7.3.1 The representations and warranties of Buyer contained in this Agreement and the Ancillary Agreements shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.3.2 Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.

7.3.3 No injunction or restraining order shall have been issued by any Governmental Unit, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

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7.3.4 Buyer shall have delivered to Seller (i) the Purchase Price, less the Escrow Amount by wire transfer of immediately available funds, (ii) duly executed counterparts to the Ancillary Agreements, and (iii) such other documents and deliveries set forth in Section 3.2.2.

7.3.5 Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.4.

7.3.6 Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3.1 and Section 7.3.2 have been satisfied (the “Buyer Closing Certificate”).

7.3.7 Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

7.3.8 Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

7.3.9 Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII - INDEMNIFICATION

8.1 Survival of Representations, Etc. The representations, warranties, covenants and agreements of Seller and Buyer contained in the Transaction Documents shall survive the Closing without regard to any investigation made by any of the Parties. For purposes of the indemnification by Seller set forth in Section 8.2.1: (i) the representations and warranties of Seller (as set forth in ARTICLE IV of this Agreement, other than intentional misrepresentations and fraud) shall survive the Closing as follows: (a) the representations and warranties set forth in Section 4.12 (Tax Matters) and Section 4.13 (Compliance with Environmental Laws) shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations (with extensions and tolling), (b) the representations and warranties in Section 4.1 (Organization of Seller), Section 4.2 (Authorization and Enforcement), Section 4.4 (Assets; Sufficiency and Condition), and Section 4.9 (Litigation) shall survive indefinitely, and (c) all other representations and warranties set forth in ARTICLE IV of this Agreement shall survive for the Indemnity Period; (ii) the covenants of Seller (including all covenants and agreements of Seller set forth in this Agreement and the indemnification obligations set forth in Section 8.2.1 in this Agreement, other than as set forth in Section 8.2.1(i)) shall survive as follows: (a) the covenants of Seller set forth in ARTICLE VI (other than Section 6.1, Section 6.2, Section 6.3, Section 6.4 and Section 6.5) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (with extensions and tolling), and (b) all other covenants of Seller (including Section 6.5) shall survive indefinitely; and (iii) Claims based on Excluded Liabilities or Excluded Assets, fraud or intentional misrepresentations by Seller shall survive indefinitely. For purposes of the indemnification by Buyer set forth in Section 8.2.2: (i) the representations and warranties of Buyer shall survive the Closing for the Indemnity Period; (ii) the covenants of Buyer set forth in ARTICLE VI (other than Section 6.1, Section 6.2, Section 6.3, Section 6.4 and Section 6.5) shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations (with extensions and tolling); (iii) all other covenants of Buyer (including Section 6.5) shall survive indefinitely; and (iv) Claims based on or relating to Assumed Liabilities, fraud by Buyer or intentional misrepresentations by Buyer shall survive indefinitely. The expiration of the applicable survival period provided herein shall not affect the rights of a Party in respect of any Claim made by such Party in a writing received by the other Party prior to the expiration of the applicable survival period provided herein.

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8.2 Indemnification.

8.2.1 By Seller. Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates and their respective Representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or relating to: (i) the inaccuracy of any representation or warranty, made by Seller in any Transaction Document; (ii) any breach of any covenant or agreement made by Seller in any Transaction Document; (iii) any Excluded Liability or Excluded Asset; (iv) any liability imposed upon Buyer by reason of Buyer’s status as transferee of the Business or the Assets, as a result of any action, fact or circumstance occurring prior to the Closing, including but not limited to the failure of the Facility to be in compliance in all respects with the Americans with Disabilities Act on or at any time prior to the Closing Date; (v) any liability arising under any Environmental Law based on the ownership and operation of the Business or the Facility, or related to any Environmental Condition existing, in each case on or at any time prior to the Closing Date, including, without limitation, any facts, matters, circumstances or conditions described in Schedule 4.13; (vi) Buyer’s liability for Damages with respect to defective products sold and services provided by the Business prior to the Closing; or (vii) the failure of Seller to have obtained invention assignment agreements with Employees and former employees of Seller or the Business.

8.2.2 By Buyer. Buyer shall indemnify and save and hold harmless Seller, its Affiliates and its Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or relating to: (i) the inaccuracy of any representation or warranty, made by Buyer in or pursuant to any Transaction Document; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to any Transaction Document; (iii) any Assumed Liability (except for amounts described in Section 8.2.1(vi), or (iv) any conduct of the Business after the Closing Date which arises in connection with or on the basis of events, acts, omissions, conditions or other state of facts first occurring after the Closing Date and which is not an Indemnifiable Event under Section 8.2.1.

8.2.3 Cooperation. The indemnified Party shall cooperate in all reasonable respects with the indemnifying Party in the investigation, trial and defense of any Action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, participate in the investigation, trial and defense of such Action and any related appeal.

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8.2.4 Defense of Claims. A Party making a claim for indemnification (a “Claim”) shall give written notice (a “Claim Notice”) to the indemnifying Party as soon as practicable after becoming aware of any fact, condition or event which may give rise to indemnifiable Damages. The indemnified Party’s failure to give timely notice shall not affect its right to indemnification, except to the extent that the indemnifying Party is damaged by such failure. If the Claim Notice relates to a third-party Action, the indemnifying Party shall have fifteen (15) calendar days after receipt of the Claim Notice (the “Response Period”) to acknowledge its indemnification obligation in writing (a “Confirmation Notice”). If the indemnifying Party sends a timely Confirmation Notice, the indemnifying Party shall be entitled (i) to control the defense of such Action, (ii) to engage attorneys (which shall be reasonably acceptable to the indemnified Party) to defend such Action, at the indemnifying Party’s cost and expense and (iii) to settle such Action, which settlement shall be made only with the written consent of the indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the indemnified Party shall have the right to control the defense of, engage attorneys in connection with and settle such Action at the indemnifying Party’s cost and expense if: (a) the indemnifying Party fails to send a Confirmation Notice during the Response Period; (b) the indemnifying Party and the indemnified Party are both named parties to Action or (c) the Action involves an environmental remediation or involves issues beyond the payment of money that would be reasonably likely to have a Material Adverse Effect on the indemnified Party’s business. In the event the indemnified Party controls the defense of the Claim, (i) the indemnifying Party may engage attorneys to participate in the defense of the Action at the indemnifying Party’s cost and expense; and (ii) the indemnified Party shall be entitled to settle such Action, which settlement shall be made only with the written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

8.2.5 Limitations. Neither Party shall be liable under this Section 8.2 for any Damages until the amount otherwise due the indemnified Party exceeds $250,000 in the aggregate (the “Deductible Amount”), in which case the indemnifying Party will be liable to the indemnified Party for the amount such Claims exceed the Deductible Amount. Seller’s liability for indemnification shall be capped at an aggregate amount of $3,500,000 (the “Indemnification Cap”). Notwithstanding the foregoing, neither the Deductible Amount nor the Indemnification Cap shall apply with respect to Claims with respect to Excluded Liabilities, Excluded Assets, Assumed Liabilities, Damages arising out of a breach of a representation or warranty contained in Section 4.1 (Organization of Seller), Section 4.2 (Authorization and Enforcement), Section 4.3 (Title to Assets), Section 4.12 (Tax Matters) and Section 4.13 (Compliance with Environmental Laws), any breach of Seller’s covenants listed in Section 8.2.1(ii), Seller’s breach of its covenants or of any of the Ancillary Agreements, Seller’s obligations under Section 8.2.1(iv) through (vii) or any Damages arising out of Seller’s fraud or intentional misrepresentations.

8.2.6 Determination of Losses. For purposes of determining breach of a representation and warranty and the amount of indemnification Damages, each representation or warranty contained in this Agreement shall be read without giving effect to any materiality or Material Adverse Effect or Material Adverse Change standard or qualification. Any indemnity payable pursuant to this ARTICLE VIII shall be paid within the later of ten (10) Business Days after the indemnified Party’s request therefor (in the case of Claims not involving a third-party claim) or ten (10) Business Days prior to the date on which the loss or expense upon which the indemnity is based is required to be satisfied or paid by the indemnified Party. All indemnification payments shall include interest at a rate equal to seven percent (7%) per annum accruing from the date that the indemnified Party actually pays the indemnified Damages up to and including the date of payment. Any indemnity payable pursuant to this ARTICLE VIII shall include reasonable attorneys’ fees incurred by the indemnified Party in its effort to collect such indemnity amounts from the indemnifying Party. Payments by an indemnifying Party pursuant to this ARTICLE VIII shall be reduced by the amount of any insurance proceeds actually received by the indemnified Party from an unaffiliated third party insurer in respect of such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither Party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this ARTICLE VIII).

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ARTICLE IX - TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

9.1.1 by the mutual written consent of Seller and Buyer;

9.1.2 by either Seller or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before May 1, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1.2 shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

9.1.3 by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII, and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

9.1.4 by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII, and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

9.1.5 by Buyer or Seller if (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Unit shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

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9.2.1 that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination (without limiting the effect of Section 8.1); and

9.2.2 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X - MISCELLANEOUS

10.1 Notices. All communications that are required or may be given pursuant to this Agreement (“Notices”) shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if sent by email; the day after it is sent, if sent for next day delivery to a domestic address by a nationally recognized overnight delivery service; and upon receipt, if sent by registered mail, return receipt requested. Notices shall be sent to:

If to Seller, addressed to: CVD Equipment Corporation	If to Buyer, addressed to: Edwards Semiconductor Solutions LLC
355 S. Technology Drive	5 Tower Drive
Central Islip, NY 11722	Saugerties NY 12477
Attention: Emmanuel Lakios, CEO	Attention: Sara Farooq, General Manager
E-Mail: [***]	E-Mail: [***]
and a copy to:	and a copy to:
Ruskin Moscou Faltischek P.C.	Atlas Copco North America LLC
1425 RXR Plaza	6 Century Drive, Suite 310
East Tower, 15th Floor	Parsippany, New Jersey 07054
Uniondale, NY 11556	Attn: Natalya Vasilchenko, Esq.
Attn: Adam Silvers, Esq.	Facsimile: [***]
E-Mail: [***]	E-Mail: [***]

or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.

10.2 Entire Agreement; Amendments and Waivers; Assignment. This Agreement, together with its exhibits and schedules, the Confidentiality Agreement and the Ancillary Agreements by and among the Parties (i) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements whether oral or written and (ii) may only be amended in a writing executed by all Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) or constitute a continuing waiver. Seller may not assign this Agreement or any of its rights or obligations hereunder without Buyer’s prior written consent. Buyer may freely assign this Agreement and/or any of its rights hereunder; provided Buyer remains liable for its obligations hereunder.

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10.3 Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, and other expenses related to the Transaction.

10.4 Invalidity. To the maximum extent permitted by Applicable Law, the invalidity, illegality or unenforceability of any provision in any Transaction Document shall not affect any other provision in any Transaction Document.

10.5 Publicity; Confidentiality. No Party shall issue any press release or make any public statement regarding, or disclose to any third party, any of the terms of any Transaction Document without the prior written approval of the other Party, except as required by Applicable Law (including securities laws and regulations or stock exchange listing requirements). If a Party determines that it is required by Applicable Law to make such a disclosure, it shall, to the extent permitted by Applicable Law and reasonably practicable under the circumstances, provide the other Party with prior notice of such disclosure and a reasonable opportunity to review and comment on the proposed disclosure, which comments the disclosing Party shall consider in good faith. Notwithstanding the foregoing, after the Closing, Buyer may disclose such terms as it determines appropriate to evidence its ownership of, and rights in and to, the Business and the Assets.

10.6 Cumulative Remedies. Except as otherwise provided in ARTICLE VIII and ARTICLE IX all rights and remedies are cumulative of each other and of every other right or remedy a Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice the exercise of other rights or remedies.

10.7 Dispute Resolution. Any dispute arising out of, relating to, or concerning this Agreement or any of the Ancillary Agreements, the subject matter hereof or thereof, or the relationship between the Parties created hereby or thereby, whether in contract or tort, in law or in equity (other than a dispute over establishing the Final Net Asset Value, which must be resolved solely as set forth in Section 3.5 and its sub-sections) (“Dispute”) shall be resolved in accordance with the procedures of this Section 10.7. Upon the occurrence of any Dispute, the Parties will first attempt in good faith to resolve the Dispute by negotiation between management level persons who have authority to settle the Dispute. Either Party may initiate such negotiations by providing written notice of the Dispute to the other Party describing the nature of the Dispute in reasonable detail. The Parties shall use commercially reasonable efforts to meet (virtually or in person) within fifteen (15) days following such notice. If the Dispute has not been resolved within thirty (30) calendar days of the original notice of such Dispute given by one Party to the other (or such longer period as the Parties may mutually agree in writing), the Dispute shall be finally resolved through binding arbitration as follows:

10.7.1 The Dispute shall be resolved pursuant to the rules of the American Arbitration Association (“AAA”) and the following procedures. In the event of a conflict, the procedures included in this Section 10.7 shall control over the rules of the AAA. The number of arbitrators shall be one (1) if the monetary value of the Dispute is $500,000.00 (or its currency equivalent) or less, and such arbitrator shall be chosen pursuant to the rules of the AAA. The number of arbitrators shall be three (3) if the monetary value of the Dispute is greater than $500,000.00 (or its currency equivalent), and Seller and Buyer shall each name an arbitrator, and the two arbitrators so named shall promptly thereafter choose a third arbitrator. If the two arbitrators fail within ten (10) Business Days from their appointment to agree upon and appoint the third arbitrator, then the third arbitrator shall be selected in accordance with the rules of the AAA. All arbitrators selected to act hereunder shall be qualified by education, experience and training to pass upon the particular matter or matters in Dispute.

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10.7.2 The arbitration shall take place in the State of New York, in accordance with the laws (including the rules of evidence) of the State of New York, without reference to the choice of law provisions thereof, except with respect to matters of law concerning the internal legal organizational affairs of any entity which is a Party to, or the subject of, this Agreement or the Ancillary Agreements and, as to those matters, the law of the jurisdiction under which such entity is organized shall govern. The Parties shall submit true copies of all documents considered relevant to their respective positions regarding the Dispute. Neither Party may compel the other to produce additional documents, unless such documents were specifically required to be delivered under the terms of this Agreement. However, the arbitrator(s) may decide to require the submission of additional documents limited to specific, narrow, and well-defined classes of documents that the arbitrator(s) considers necessary for the arbitrator’(s) understanding and resolution of the Dispute. The maximum number of witnesses each Party (Seller or Buyer) may call to give evidence on its behalf, including by oral testimony, declaration or witness statement, is three witnesses of fact and one expert witness. The testimony of any witness must be given under lawful oath or affirmation, and all witnesses shall be subject to cross examination by the other party and to questions from any of the arbitrators. The arbitrator(s) has no authority to appoint or retain expert witnesses for any purpose unless agreed to by both Seller and Buyer. The arbitrator(s) shall proceed promptly to hear and determine the matters in Dispute, after giving the Parties due notice of hearing and a reasonable opportunity to be heard. The award of the arbitrator(s) shall be made no later than three (3) months after the appointment of the last arbitrator, subject to the arbitrator’(s) right to extend the deadline due to significant, unavoidable and unforeseen circumstances. All arbitration fees and costs shall be borne equally regardless of which Party prevails. The arbitrators, exercising equitable discretion, may award the prevailing Party its costs of legal representation and expert witness expenses. The arbitrator(s) must render a written reasoned award in accordance with the substantive law as provided in this Section 10.7. Such award shall be final and binding on the Parties. The Parties waive, and the arbitrator(s) may not award, any punitive or exemplary damages. The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority.

10.7.3 Except for proceedings to preserve property pending determination by the arbitrator(s) or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in the State of New York (the “Venue”). The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section 10.7 at any time within one year after the award is made. The Parties agree that service of process may be made upon Buyer or Seller by mailing a copy thereof by registered or certified mail, postage pre-paid to such Party at its address as provided for in Section 10.1 hereof. Proceedings to enforce judgment entered on an award may be brought in any court. The prevailing Party may seek, in any court in the Venue, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award. Nothing herein contained shall prevent either Party from seeking specific performance or an injunction, together with any relief ancillary to specific performance or injunctive relief from a court of competent jurisdiction. The Parties agree that any Dispute and any negotiation and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any third party. The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations or arbitration of any Dispute shall be confidential and shall not be disclosed to any third party.

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10.8 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

10.9.1 This Agreement shall be governed by the laws of the State of New York, without reference to the principals of conflicts of laws of that or any other jurisdiction. Any Action arising out of or relating to this Agreement or any Ancillary Agreement (other than as expressly provided in Section 3.5) shall be brought exclusively in the United States District Court for the Eastern District of New York or, if such court does not have jurisdiction, the state courts of the State of New York located in Suffolk County, New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts. Each Party irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to the laying of venue in such courts and any claim that any such Action has been brought in an inconvenient forum.

10.9.2 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON NEXT PAGE]

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The Parties have executed this Agreement as indicated below.

SELLER:

CVD EQUIPMENT CORPORATION

By:	/s/ Emmanuel Lakios
Name:	Emmanuel Lakios
Its:	Chief Executive Officer

BUYER:

EDWARDS SEMICONDUCTOR SOLUTIONS LLC

By:	/s/ Sara Farooq
Name:	Sara Farooq
Its:	General Manager

[Signature Page to Asset Purchase Agreement]

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